Exhibit FS.1

AGL Resources Inc.

Consolidated Balance Sheet - Assets

In millions	As of December 31, 2003
Current assets
Cash and cash equivalents	$16.5
Receivables
Energy marketing	324.9
Gas	65.3
Other	12.0
Less allowance for uncollectible accounts	(2.5)
Total receivables	399.7
Unbilled revenues	39.9
Inventories
Natural gas stored underground	197.8
LNG	7.9
Materials and supplies	3.7
Total inventories	209.4
Unrecovered ERC – current portion	24.5
Unrecovered PRP costs – current portion	22.1
Energy marketing and risk management assets – current portion	13.1
Unrecovered seasonal rates	10.8
Other current assets	11.3
Total current assets	747.3
Property, plant and equipment
Property, plant and equipment	3,402.2
Less accumulated depreciation	1,049.8
Property, plant and equipment-net	2,352.4
Deferred debits and other assets
Unrecovered PRP costs	409.7
Goodwill	176.6
Unrecovered ERC	154.9
Investments in equity interests	101.3
Unrecovered postretirement benefit costs	9.4
Energy marketing and risk management assets	0.1
Other	26.1
Total deferred debits and other assets	878.1
Total assets	$3,977.8

Exhibit FS.1

AGL Resources Inc.

Consolidated Balance Sheet - Liabilities and Capitalization

In millions	As of December 31, 2003
Current liabilities
Energy marketing trade payable	$329.0
Short-term debt	306.4
Accrued PRP costs – current portion	81.6
Current portion of long-term debt	77.0
Accounts payable-trade	73.7
Accrued ERC – current portion	40.3
Customer deposits	24.4
Accrued interest	20.9
Accrued wages and salaries	18.5
Energy marketing and risk management liabilities – current portion	17.3
Accrued taxes	14.7
Other current liabilities	50.6
Total current liabilities	1,054.4
Accumulated deferred income taxes	376.3
Long-term liabilities
Accrued PRP costs	322.7
Accumulated removal costs	102.4
Accrued postretirement benefit costs	51.0
Accrued ERC	42.7
Accrued pension obligations	38.5
Energy marketing and risk management liabilities	1.0
Other long-term liabilities	10.1
Total long-term liabilities	568.4
Deferred credits
Unamortized investment tax credit	18.9
Regulatory tax liability	12.6
Other deferred credits	45.8
Total deferred credits	77.3
Capitalization
Long-term debt	730.8
Subsidiaries’ obligated mandatorily redeemable preferred securities	225.3
Common shareholders’ equity (see accompanying statements of consolidated common shareholders’ equity)	945.3
Total capitalization	1,901.4
Total liabilities and capitalization	$3,977.8